   As filed with the Securities and Exchange Commission on November 10, 1998

                                                      Registration No. 333-61727

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                         HYPERION SOLUTIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                       77-0277772
  (State or Other Jurisdiction                   (I.R.S. Employer Identification
of Incorporation or Organization)                            Number)

                              1344 CROSSMAN AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 744-9500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEPHEN V. IMBLER
                             CHIEF FINANCIAL OFFICER
                         HYPERION SOLUTIONS CORPORATION
                              1344 CROSSMAN AVENUE
                           SUNNYVALE, CALIFORNIA 94089
                                 (408) 744-9500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                         ROBERT V. GUNDERSON, JR., ESQ.
                            STEVEN M. SPURLOCK, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
                           for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained herein is subject to change, completion or amendment without notice. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                 Subject to Completion, dated November 10, 1998

                                  16,855 SHARES

                         HYPERION SOLUTIONS CORPORATION

                                  COMMON STOCK

                                -----------------

        This Prospectus relates to the public offering, which is not being underwritten, of 16,855 shares (the "Shares") of Common Stock, $0.001 par value (the "Common Stock") of Hyperion Solutions Corporation ("Hyperion Solutions" or the "Company").

        The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

        On November 9, 1998, the closing sale price of the Company's Common Stock on the Nasdaq National Market was $33 1/16 per share. The Common Stock is traded on the Nasdaq National Market under the symbol "HYSL."

                                -----------------

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                -----------------

               The date of this Prospectus is ______________, 1998



                                      TABLE OF CONTENTS
                                                                                          PAGE
                                                                                          ----

AVAILABLE INFORMATION........................................................................1

INFORMATION INCORPORATED BY REFERENCE........................................................2

THE COMPANY..................................................................................3

RISK FACTORS.................................................................................4

USE OF PROCEEDS.............................................................................16

DIVIDEND POLICY.............................................................................16

SELLING STOCKHOLDERS........................................................................17

DESCRIPTION OF CAPITAL STOCK................................................................19

PLAN OF DISTRIBUTION........................................................................24

LEGAL MATTERS...............................................................................25

EXPERTS.....................................................................................25



                                -----------------

        Arbor, Arbor Software, Hyperion Essbase, Hyperion, Hyperion Software, the Hyperion Software Logo, Hyperion Admin, Hyperion Analyst, Hyperion Assets, Hyperion Financials, Hyperion Forms, Hyperion Ledger, Hyperion OLAP, Hyperion OnTrack, Hyperion Payables, Hyperion Pillar, Hyperion Receivables, Hyperion Reporting, Hyperion Retrieve, Hyperion Tools, Business Intelligence, Financial Intelligence, IMRS, LedgerLink, Micro Control and Pillar are registered trademarks of the Company, and Essbase-Ready, Driving Business Performance, WIRED for OLAP, Hyperion Analytical Ledger, Hyperion Enterprise, Hyperion MBA, Hyperion Purchasing, Hyperion Ready, Build&Link, Business Analytics, ERPLINK and Listen to your Business are trademarks of the Company or its subsidiaries. MARVEL COMICS, SPIDER-MAN; TM & (C) 1988 Marvel Characters, Inc. All rights reserved. All other trademarks or trade names referred to herein are the property of their respective owners.

                                -----------------

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's world wide web site at http://www.sec.gov.

        The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the 1934 Act are hereby incorporated by reference in this Prospectus and made a part hereof:

        1. The Company's Annual Report on Form 10-K for the year ended March 31, 1998, filed with the Commission on June 10, 1998;

        2. The Company's Current Report on Form 8-K, dated May 25, 1998, filed with the Commission on May 29, 1998, and as amended on June 25, 1998;

        3. The Company's Current Report on Form 8-K, dated June 12, 1998, filed with the Commission on June 17, 1998;

        4. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, filed with the Commission on August 13, 1998.

        5. The Company's Current Report on Form 8-K, dated July 31, 1998, filed with the Commission on August 10, 1998;

        6. The Company's Current Report on Form 8-K, dated August 24, 1998, filed with the Commission on October 13, 1998.

        7. The description of the Company's Capital Stock contained in the Company's Registration Statement filed on Form 8-A, dated October 9, 1995, and as amended on Form 8-A/A, dated November 3, 1995.

        8. The Company's definitive proxy statement included in the Registration Statement on Form S-4 filed with the Commission on June 18, 1998, as amended.

        All documents filed with the Commission pursuant to Section 13(a), 13(c),14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

        Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be directed to Investor Relations, Hyperion Solutions Corporation, 1344 Crossman Avenue, Sunnyvale, California 94089, (408) 744-9500.

                                -----------------

        NO DEALER, SALESPERSON, SELLING STOCKHOLDER OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Prospectus.


                                   THE COMPANY

         Hyperion develops, markets and supports comprehensive analytic application software for the workgroup, division, or extended enterprise. The Company's offerings include packaged analytic applications that are quickly configured and deployed, an industry leading OLAP (on-line analytical processing) server used by IT and end-user departments to build fully customized analytic applications, and a range of end-user reporting, analysis, and presentation tools. Packaged analytic applications from Hyperion include the ability to draw data from multiple sources across the enterprise for tasks such as reporting, ad hoc analysis, consolidation, planning, and budgeting. The Company's solutions are used by large organizations worldwide.

                                  RISK FACTORS


        This Prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to the Company as of the date of such documents. The Company assumes no obligation to update any such forward-looking statements. The Company's actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus and incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus and incorporated by reference herein.

UNCERTAINTY RELATING TO INTEGRATION OF MULTIPLE OPERATIONS AND PRODUCT LINES; MANAGEMENT OF GROWTH


     On August 24, 1998, the Company's merger with Hyperion Software Corporation was completed (the "Merger"). As a combined entity, the Company expects to undergo significant efforts to integrate the combined businesses and personnel. The integration of Hyperion Software Corporation's and the Company's business and personnel following the Merger presents difficult challenges for the management of the combined company. The combined company is more complex and diverse than either company individually, and the combination and continued operation of their business operations is expected to be difficult. Although management and the Board of Directors of the Company believe that the integration of the two companies has been and will continue to be effected in a manner that realizes the value of the combined company, the management of the combined company has limited experience in combinations of this complexity or size. Accordingly, there can be no assurance that the process of effecting the business integration can be effectively managed to realize the synergies anticipated to result therefrom.

     The Company and Hyperion Software Corporation entered into the Merger, among other reasons, in order to achieve potential mutual benefits from combining each of their respective expertise, product lines and distribution channels for the enterprise software market. Realization of these potential benefits requires, among other things, continued integration of the companies' respective product offerings and coordinating the combined company's sales and marketing and research and development efforts. As a result of the Merger, the Company has different systems and procedures in many operational areas that must be rationalized and integrated. There can be no assurance that such integration will continue to be accomplished effectively, expeditiously or efficiently. The difficulties of such integration is amplified by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations requires the dedication of management resources that has distracted and is likely to continue to temporarily distract attention from the day-to-day business of the Company. The business of the Company may also be disrupted by employee uncertainty and lack of focus during such integration. There can also be no assurance that the Company will be able to retain all of its key technical, sales and other personnel. Failure to effectively accomplish the integration of the operations of the Company and Hyperion Software Corporation could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, uncertainty in the marketplace or customer hesitation relating to the integration could negatively affect the Company's business, operating results and financial condition.

     The Company has experienced periods of rapid growth and expansion that has placed and will continue to place significant strains upon the Company's management systems and resources. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations.

FLUCTUATIONS IN QUARTERLY RESULTS; FUTURE OPERATING RESULTS UNCERTAIN

     It is anticipated that the quarterly operating results of the Company could vary significantly in the future depending on a number of factors, including:
(i) demand for the Company's software products; (ii) the number, timing and significance of product enhancements and new product announcements by the Company and its current or future competitors; (iii) changes in pricing policies by the Company or its competitors; (iv) the level of price and product competition; (v) unanticipated events or announcements relating to the post-Merger integration; (vi) the integration of newly acquired products, technologies and businesses, if any, by the Company; (vii) the impact of acquisitions by competitors and indirect channel partners; (viii) changes in the mix of indirect channels through which the Company's products are offered; (ix) customer order deferrals in anticipation of enhancements to the Company's products or enhancements or new products of competitors; (x) the ability of the Company to develop, introduce and market new and enhanced versions of its enterprise software and complementary products on a timely basis; (xi) changes in the Company's sales incentive strategy; (xii) the timing of revenue recognition under the Company's agreements and changes in accounting standards with respect to revenue recognition; (xiii) the size, timing and structure of significant licenses; (xiv) changes in the Company's strategy; (xv) the level of the Company's international revenues; (xvi) the renewal of maintenance and support agreements; (xvii) product life cycles; (xviii) software defects and other product quality problems; (xix) management and other personnel changes;
(xx) changes in the level of operating expenses; (xxi) foreign currency exchange rates; and (xxii) general domestic and international economic and political conditions. In addition, it is anticipated that the quarterly operating results of the Company could vary significantly in the future depending on the successful development and marketing of platform-specific versions of the Company's products by certain third parties that independently market such versions. The operating results of many software companies reflect seasonal trends, and the Company's business, operating results and financial condition may experience comparatively slower growth in its first fiscal quarter and summer months. The Company sells substantially more product towards the end of each quarter, particularly in the last two weeks of the quarter, due in part to established buying patterns within the software industry. The Company experiences traditionally slow purchase activity in the summer months, and also expects to experience reduced purchase activity in the corporate financial applications market during the quarter ending March 31, as many potential customers are busy with their year-end closing and financial reporting. In any case, due to the relatively fixed nature of certain costs, including personnel and facilities expenses, a decline or shortfall in quarterly and/or annual revenues typically results in lower profitability or may result in losses. As a result, the magnitude of any quarterly fluctuations may not become evident until the last few days of a quarter. In addition, the Company's orders are typically shipped shortly after receipt, and as a result the Company has had limited ability to predict quarterly revenues at the beginning of any quarter. As a result, the Company's license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter.


     Due to all of the foregoing, the Company's revenues for any future quarter are not predictable, with any significant degree of accuracy. Quarterly revenues are also difficult to forecast because the Company's sales cycle, from initial evaluation to license and maintenance and support purchases, varies substantially from customer to customer. Accordingly, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Although the Company has experienced significant growth in total revenues in recent years, the Company does not believe that historical growth rates are sustainable. Accordingly, the rate at which each of the Company and Hyperion Software Corporation has grown in the past should not be considered indicative of future revenue growth, if any, or future operating results of the combined company.


     The Company's expense levels are based in significant part on the Company's expectations of future revenues and therefore are higher than past expense levels, and are relatively fixed in the short run. If revenue levels are below expectations, net income is likely to be disproportionately affected. There can be no assurance that the Company will be able to achieve or maintain profitability on a quarterly or annual basis. In addition, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be materially adversely affected.


COMPETITION

     The markets in which the Company competes are intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The Company's current and potential competitors offer a variety of planning and analysis software solutions and generally fall within five categories: (i) vendors of multidimensional database and analysis software; (ii) vendors of dedicated software applications for budgeting and financial consolidation; (iii) vendors of relational/on-line analytical processing database software; (iv) vendors of financial analytic applications and software tools; and (v) in-house IT departments of potential customers. Many of the Company's existing and potential customers utilize legacy software developed internally for mainframes or minicomputers. The market for comprehensive analytic application software for the working group, division of extended enterprise is still an emerging one. As markets develop for products of the Company, additional competitors may enter or expand into those markets and competition may intensify.


     The Company has experienced, and it is anticipated that the Company will continue to experience, increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. Also, certain current and potential competitors have greater name recognition or more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. The Company expects additional competition as other established and emerging companies enter into the enterprise software market and new products and technologies are introduced. In addition, as the Company develops and enhances its enterprise software and complementary products, the resulting new functionality may duplicate the functionality of, and thus compete with, other products offered by indirect channel partners. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.


     The Company's future success will depend in part upon the availability of third party tools and applications that address customer requirements and work with Arbor Essbase through the Company's Arbor Essbase Application Programming Interface ("API"). Failure by third parties to support the Company's API, or failure by the Company to maintain, develop and market competitive analytic applications or to adopt industry standard API's, if and when they emerge, could materially adversely affect the Company's business, operating results and financial condition.


     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's existing and prospective customers. Further competitive pressures, such as those resulting from competitors' discounting of their products, may require the Company to reduce the price of its enterprise software and complementary products, which would materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

FUTURE ACQUISITION-RELATED RISKS

     It is anticipated that a key component of the Company's growth strategy will be the acquisition of complementary businesses, products and technologies that meet the Company's criteria for revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of the combined company. There can be no assurance that the Company will be able to identify suitable acquisition candidates or that the Company will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities the Company may compete with other companies with similar growth strategies. Certain of these competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions, such as the Company's acquisition of AppSource Corporation in December 1997 and Hyperion Software Corporation's acquisition of Pillar Corporation in November 1994, involve a number of other risks, including, among other things, adverse effects on the Company's reported operating results from goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, difficulties in managing diverse geographic sales and research and development operations, the diversion of management attention, potential disputes with the sellers of acquired entities and the possible failure to retain key acquired personnel and the impairment of relationships with employees and strategic partners as a result of such acquisitions or the integration of new personnel. Due to the foregoing, the Company's pursuit of an acquisition strategy or any individual acquisition may have a material adverse effect on the Company's business, operating results and financial condition.


     The Company's future performance will depend on its ability to integrate any acquired organization, which, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses. As a result, there can be no assurance that the Company will be able to integrate acquired businesses successfully or in a timely manner in accordance with its strategic objectives. If the Company is unable to manage acquisition-based growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.


DEPENDENCE UPON INDIRECT CHANNEL PARTNERS

     In addition to its direct sales force, the Company relies on indirect channel partners such as original equipment manufacturers ("OEMs"), value added resellers ("VARs") and distributors for licensing and support of its products in the United States and internationally. Sales by the Company's indirect channel partners including independent sales agents for the Company's fiscal years ended June 30, 1996, 1997 and 1998 were 7%, 7% and 11% of the Company's total revenues, respectively. The Company's indirect channel partners generally offer products of several different companies, including, in some cases, products that compete with the products offered by the Company. Further, as the Company enhances the functionality in its products and develops complementary products or expands its product offerings through acquisition or other means, such enhancements and complementary products may duplicate the functionality of products already offered by the Company's channel partners. In such event, sales of the Company's products by such channel partner may decline. There can be no assurance that the Company's current indirect channel partners will elect, or be able, to market or support the Company's products effectively or be able to release their products embedded with the Company's products in a timely manner, that the Company will be able to effectively manage channel conflicts, that economic conditions or industry demand will not adversely affect these or other indirect channel partners or that these indirect channel partners will not devote greater resources to marketing and supporting the products of other companies. No assurance can be given that revenues derived from indirect channel partners will not fluctuate significantly in subsequent periods or terminate entirely. The Company has been involved in litigation with a significant channel partner and, although such litigation has been settled, there can be no assurance that there will be no future disputes with current or future channel partners. Such disputes could materially adversely affect the Company's business, operating results and financial condition.

PRODUCT CONCENTRATION; DEPENDENCE UPON THE MARKET FOR ENTERPRISE SOFTWARE

     The Company derived approximately 68%, 67% and 66% of its worldwide total revenues from licenses and related services for its Hyperion Enterprise and Hyperion Pillar products for the Company's fiscal years ended June 30, 1996, 1997 and 1998, respectively. In addition, 13%, 18% and 21% of the Company's total revenues for the Company's fiscal years ended June 30, 1996, 1997 and 1998 were derived from licenses for Hyperion Essbase and complementary products and services. It is anticipated that Hyperion Enterprise, Hyperion Pillar and Hyperion Essbase-related revenues, including revenues from complementary products, as well as maintenance and support contracts, will continue to account for a significant portion of the Company's revenues for the foreseeable future. As a result, it is anticipated that the Company's future operating results will be dependent upon continued market acceptance of Hyperion Enterprise, Hyperion Pillar and Hyperion Essbase enhancements and extensions thereto and applications and tools therefor. There can be no assurance that these products will achieve continued or increased market acceptance or that the Company will be successful in marketing these products, enhancements thereto or applications therefor. A decline in demand for, or market acceptance of, these products as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. The Company intends to continue its efforts to improve and enhance Hyperion Enterprise, Hyperion Pillar and Hyperion Essbase by maintaining its commitment to an open architecture, extending its partnerships, integrating third party technologies, enhancing its linkage with leading general-purpose database management systems, continuing to evolve the Hyperion Essbase OLAP Server, and developing complementary products. No assurance can be given that such efforts will enhance the value of the Company's product offerings to customers.


     Although sales of Hyperion Essbase have increased in recent years, the market in which the Company competes is undergoing rapid change, and there can be no assurance that existing customers will continue to purchase or that potential customers will purchase Hyperion Essbase and complementary products. The Company has spent, and it is anticipated that it will continue to spend, considerable resources educating potential customers about Hyperion Essbase and its functions and the market for OLAP and enterprise software solutions. However, there can be no assurance that such expenditures will enable Hyperion Essbase to achieve any additional degree of market acceptance, and if the market for Hyperion Essbase or utilization of OLAP tools and complementary applications in general fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected. Historically, the software industry has experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which MIS budgets often decrease. As a result, the Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in the software industry.

HIRING AND RETENTION OF PERSONNEL

     The Company's future operating results will depend in significant part upon the continued service of its key technical, sales and senior management personnel. Few of the Company's employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel, as well as the uncertainty caused by the post-Merger integration, it is possible that the Company will be unable to retain such key technical, sales and senior managerial personnel. The

Company's future success also depends on its ability to attract and retain additional highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key managerial, technical or sales personnel or attract such personnel in the future. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel, and there can be no assurance that the Company will not experience such difficulties in the future, particularly in the San Francisco Bay Area, where the employment market for qualified marketing, finance and engineering personnel is extremely competitive. The Company, either directly or through personnel search firms, actively recruits qualified research and development, financial and sales personnel. If the Company is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     The Company's future financial performance will depend in large part on the growth and performance of the Company's international operations. The Company maintains sales and service offices in 24 cities outside the United States. The Company is currently investing significant time, financial resources and management attention to developing its international operations, including the development of certain third party distributor relationships and the hiring of additional sales representatives. However, there can be no assurance that the Company will be successful in expanding its international operations or that the Company will be able to maintain or increase international market demand for its enterprise software products. To the extent that the Company is unable to do so in a timely manner, the Company's international sales will be limited, and the Company's business, operating results and financial condition would be materially adversely affected. In the event of a dispute with an international distributor, it is possible that the Company would incur additional costs and expenses and certain obstacles to termination of the relationship, as the laws of certain foreign jurisdictions are more favorable to distributors than those of the United States. In addition, as the Company establishes and protects its trademarks in jurisdictions outside the United States, it is possible it will encounter opposition from entities claiming rights to such trademarks in those jurisdictions.


     Included in the Company's total revenues are direct export sales from the United States to international customers. The Company's international revenues, which are attributable primarily to direct export sales to customers in Europe, accounted for 30%, 32% and 32% of total revenues in the Company's fiscal years ended June 30, 1996, 1997 and 1998, respectively. International sales are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, higher costs of doing business, costs of localizing products for different languages, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company or its indirect channel partners will be able to sustain or increase international revenues from international licenses and maintenance, support and other services, or that the foregoing factors will not have a material adverse effect on the Company's future international revenues and, consequently, on the Company's business, operating results and financial condition. The Company's direct international sales are currently denominated in either United States dollars or local currency. Although neither the Company's exposure to currency fluctuations has been material to date, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse impact on revenues from direct international sales and thus the Company's business, operating results or financial condition. Sales generated by the Company's indirect channel partners are currently primarily paid to the Company in United States dollars. There can be no assurance, however, that foreign currency translations of international indirect sales that are denominated in local currencies will not contribute in the future to significant fluctuations in, and have a material adverse effect upon, the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH NEW VERSIONS AND NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

     The software industry, and specifically the markets in which the Company competes, is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The life cycle of each version of the products offered by the Company is difficult to estimate. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by developing and introducing enhancements to its products on a timely basis that keep pace with technological developments and emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its products that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. The Company has in the past experienced delays in the release dates of enhancements to its products. If the release dates of any future product enhancement are delayed, or if when released, such products fail to achieve market acceptance, the Company's business, operating results and financial condition could be materially adversely affected. There can be no assurance that the introduction or announcement of new product offerings by the Company or the Company's competitors will not cause customers to defer or forego purchases of current versions of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition.

RISK OF SOFTWARE DEFECTS

     Software products as internally complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, the Company has in the past released versions of its products with defects and has discovered software errors in those products after their introduction. Although the Company has not experienced material adverse effects resulting from any such defects and errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in new versions or enhancements after commencement of commercial shipments resulting in loss of revenues or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "-- Year 2000 Compliance."

RISKS ASSOCIATED WITH LITIGATION AND RELATED COSTS

     The Company's ongoing litigation with Gentia Software plc (formerly known as Planning Sciences International plc and Planning Sciences, Inc.) ("Gentia Software") has resulted in increased legal costs to the Company and will continue to result in increased legal costs to the Company. No assurance can be given as to when the litigation proceedings will be resolved or that management will not be distracted from their normal duties as a result of the proceedings. the Company believes that it has meritorious claims against Gentia Software and meritorious defenses against Gentia Software's claims that U.S. Patent No. 5,359,724 (the " '724 patent"), owned by the Company, is invalid, and intends to pursue vigorously its claims and defend against Gentia Software's claims. In addition, Gentia Software has filed two requests for reexamination of the '724 patent by the U.S. Patent and Trademark Office, both of which have been granted. The reexamination proceedings are currently pending. The outcomes of the Gentia Software litigation and the patent reexamination proceedings are uncertain at this time, and no assurance can be given that the outcome of the litigation will be in the combined company's favor, or that the U.S. Patent and Trademark Office will not declare the '724 patent invalid or narrow the scope of its claims. The Company's management believes that the outcome of the Gentia Software litigation or the reexamination proceedings will not have a material adverse effect on the Company's business, operating results or financial condition. However, should the '724 patent be declared invalid or the scope of its claims narrowed, competitors may be able to implement the technology described in the '724 patent, which could result in increased competition. Increased competition could materially adversely affect the Company's future business. See "-- Competition."

PROPRIETARY RIGHTS AND RISKS OF INFRINGEMENT

     The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of their personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under contract, trade secret and copyright laws, which afford only limited protection. The Company currently has four United States patents, one foreign patent and a number of patent applications pending in the United States and abroad. There can be no assurance that the Company's patents will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's future patent applications, whether or not being currently challenged before applicable governmental patent agencies, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the patents owned by the Company. See "-- Risks Associated with Litigation and Related Costs."


     Despite the Company's efforts to protect their respective proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the combined company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem for the Company. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. The Company has entered into source code escrow agreements with a number of its customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its contractual obligations. The provision of source code may increase the likelihood of misappropriation by third parties.


     The Company expect that software providers will increasingly be subject to infringement claims, particularly patent claims, as the number of products and competitors in the Company's markets grows and the functionality of products in different markets overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition could be materially adversely affected. The Company is currently engaged in litigation with Gentia Software concerning the enforcement and validity of the '724 patent. In addition, Gentia Software has filed two requests for reexamination of the '724 patent by the U.S. Patent and Trademark Office, both of which have been granted. The reexamination proceedings are currently pending. See "-- Risks Associated with Litigation and Related Costs." The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which would materially adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that third parties will not claim infringement by the Company with respect to the Company's products or enhancements thereto.

YEAR 2000 COMPLIANCE


     Many currently installed computer systems and software products do not handle or process dates falling on or after the Year 2000 correctly, and as a result, in less than two years, such computer systems and/or software may need to be upgraded or replaced.



     The Company has commenced an assessment of both the readiness of its internal business information systems for handling the Year 2000 and the compliance of products sold by the Company. The Company has determined that it will need to modify or replace portions of its internal business information systems so that the systems will function properly with respect to dates in the Year 2000 and beyond.



     The Company believes that its current products are Year 2000 compliant. However, there can be no assurance that the Company's current products do not contain undetected errors or defects associated with Year 2000 date functions that may result in material costs to the Company. In addition, prior versions of certain of these products currently installed at customer sites will require upgrading or other modifications to become Year 2000 compliant. The Company believes that it is not legally responsible for costs incurred by these customers to achieve Year 2000 compliance. However, there can be no assurance that these customers will not assert claims against the Company with respect to Year 2000 issues and, in the event such claims are asserted and adjudicated in favor of those customers, the Company's liability could be material. The Company is taking steps to identify affected customers, raise customer awareness related to noncompliance of certain of the Company's older products and assist customers in assessing their risks.



     The Company's Hyperion accounting software, a product set formerly offered by the Company, was not originally Year 2000 compliant. The Company is aware of a limited number of customers continuing to use this product. The Company is obligated under its agreements with certain of these customers to provide upgrades which are Year 2000 compliant. The Company expects to make available to these customers a Year 2000 compliant release of its accounting software prior to the end of calendar year 1998. The Company has also made available to these customers a migration path to a product offered pursuant to the Company's alliance with Baan/Coda, which the Company believes is Year 2000 compliant. However, there can be no assurance that such product is Year 2000 compliant and there can be no assurance that customers of the Company's accounting software will migrate to such product. The Company does not expect the cost associated with this compliance effort, including planning, implementation and testing, to be material to the financial position of the Company, although there can be no assurance that the Company will not be required to incur significant unanticipated costs in relation to their compliance obligations. Such unanticipated costs, if incurred, could have a material advance effect on the Company's business, operating results and financial condition.



     The Company has also initiated discussions with its significant vendors, service providers and large customers to evaluate Year 2000 issues, if any, relating to the interaction of their systems with the Company's internal systems. The Company anticipates that it will successfully address Year 2000 issues relating to its internal business information systems by the end of the Company's fiscal 1999. The cost of the Company's internal systems Year 2000 efforts is not expected to be material to the Company's business, operating results and financial condition.

     In addition, the Company could be adversely impacted by Year 2000 issues in its internal computer systems, as well as by Year 2000 issues faced by customers, resellers and service providers. For example, customer allocations of financial resources to deal with this issue may reduce their ability to purchase the Company's products. This reallocation of financial resources could have an adverse effect on the Company's business, operating results and financial condition. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. If any of the Company's licensees experience Year 2000 problems, such licensee could assert claims for damages against the Company. Any such litigation could result in substantial costs and diversion of the company's resources even if ultimately decided in favor of the Company. The occurrence of any of the foregoing could have a material adverse effect on the Company's business, operating results or financial condition.


PRODUCT LIABILITY

     The Company's license agreements with their customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of federal, state or local laws or ordinances enacted in the future or judicial decisions. Although the Company has not experienced any material product liability claims to date, the sale and support of enterprise software products by the Company may entail the risk of such claims. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See "-- Year 2000 Compliance."

POSSIBLE VOLATILITY OF COMMON STOCK AND NOTES

     The market price of the Company's Common Stock has fluctuated in the past, and it is likely that such market price will continue to fluctuate in the future. In addition, the market price of the Company's 4 1/2% Convertible Subordinated Notes due 2005 (the "Notes") has fluctuated in the past, and it is likely will continue to fluctuate in the future. Various factors, including quarterly fluctuations in results of operations, announcements of new products by the Company or by its competitors, and changes in the software industry in general may significantly affect the market price of the Company's Common Stock and the Notes. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. The market prices of many high technology companies stocks are at or near their historical highs and reflect price/earning ratios substantially above historical norms. There can be no assurance that the market price of the Company's Common Stock in the future will remain at or near the current level. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against the Company, could result in substantial costs and a diversion of management attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operation, even if the Company is successful in such litigation. These market fluctuations, as well as general economic, political and market conditions such as recessions, may adversely affect the market price of the Company's Common Stock and the Notes.

EFFECT OF CERTAIN CHARTER PROVISIONS; RIGHTS PLAN; CERTIFICATE OF INCORPORATION, BYLAWS, AND DELAWARE LAW

     Certain provisions of the Restated Certificate of Incorporation and Bylaws of the Company, as well as certain provisions of Delaware law, could delay or make difficult a merger, tender offer or proxy contest involving the combined company. The authorized but unissued capital stock of the Company includes 5,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may in the future issue a series of preferred stock, without further stockholder approval, that will have preference over the Common Stock of the Company with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. The Company has no current plans to issue shares of Preferred Stock, although Series A Junior Participating Preferred Stock has been designated for issuance under certain conditions, pursuant to the Company's stockholder rights plan. See "Description of Capital Stock -- Preferred Stock," and "Description of Capital Stock -- Stockholder Rights Plan.". Further, Section 203 of the DGCL, which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. In addition, the Restated Certificate of Incorporation provides that the Board of Directors of the Company is divided into three classes of directors, with each class serving a staggered three-year term. The classification of the Board of Directors has the effect generally of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the Board members. Any of the foregoing could adversely affect holders of the Company's Common Stock or discourage or make difficult any attempt to obtain control of the Company. See "Description of Capital Stock -- Antitakeover Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.



                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's credit facility restricts the Company's ability to pay cash dividends.

                              SELLING STOCKHOLDERS


        The following table sets forth certain information, as of September 30, 1998, with respect to the number of shares of Common Stock owned by the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."


        The Shares being offered by the Selling Stockholders were acquired from the Company in the Company's acquisition of AppSource Corporation, a Florida corporation ("AppSource"), pursuant to the Agreement and Plan of Merger and Reorganization dated December 16, 1997, whereby AS Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, was merged with and into AppSource, and all outstanding shares of capital stock of AppSource were converted into cash and/or shares of Common Stock of the Company. The Common Stock was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. Each of the Selling Stockholders represented to the Company that it was acquiring the Shares for investment and with no present intention of distributing the Shares.


        The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use commercially reasonable efforts to keep such Registration Statement effective for the earlier of until December 16, 1998 or until all Shares have been sold.

        The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                       Shares Beneficially Owned                          Shares Beneficially Owned
                                                           Prior to Offering                                  After the Offering
                                                      --------------------------                          --------------------------
                                                        Number of                    Number of Shares     Number of
Name and Address of Selling Stockholder                  Shares       Percent(1)       Being Offered        Shares        Percent(1)
---------------------------------------               -----------     ----------     ----------------     ----------      ----------
Marc D. Batchelor                                       8,268             *              1,654              6,614               *
1894 Branchwater Trail,
Orlando, FL 32825

Roger A. Boutilier                                        182             *                 37                145               *
7429 Betty St
Winter Park, FL 32792

Daley Family Ltd.                                      35,534             *              7,107             28,427               *
4751 Rosewood Dr.
Orlando, FL 32806

                                                       Shares Beneficially Owned                          Shares Beneficially Owned
                                                           Prior to Offering                                  After the Offering
                                                      --------------------------                          --------------------------
                                                        Number of                    Number of Shares     Number of
Name and Address of Selling Stockholder                  Shares       Percent(1)       Being Offered        Shares        Percent(1)
---------------------------------------               -----------     ----------     ----------------     ----------      ----------
James Dixon                                            12,004             *              2,401              9,603               *
956 Stonecreek Ct
Longwood, FL 32779

Chris Dziekan                                           1,200             *                240                960               *
774 Spring Island Way
Orlando, FL 32828

Adrian J. Marshall                                     16,806             *              3,362             13,444               *
13037 Mulberry Park Dr. #521
Orlando, FL 32821

Douglas A. Moran                                       10,084             *              2,017              8,067               *
5055 Canoni Place
Cocoa, FL 32927

Todd A. Vanhoozier                                        182             *                 37                145               *
3355 Mission Lake Dr. #393
Orlando, FL 32817

                                                       ======           ====            ======             ======             ======
TOTAL                                                  84,260             *             16,855             67,405               *


----------

*   Less than 1%

1 Based upon shares of Common Stock outstanding on September 30, 1998. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

        As of September 30, 1998, there were 29,782,533 shares of Common Stock outstanding that were held of record by approximately 371 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

        The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue shares of Preferred Stock, although Series A Junior
Participating Preferred Stock has been designated for issuance under certain conditions, pursuant to the Company's stockholder rights plan as described more fully below.

STOCKHOLDER RIGHTS PLAN

     On June 15, 1998, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock outstanding on July 3, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Shares"), of the Company, at a price of $250 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Bank Boston, N.A., as rights agent (the "Rights Agent").



     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or in the case of (x) a Grandfathered Stockholder other than a Second Tier Grandfathered Stockholder (as defined in the Rights Agreement), 25%, or (y) a Second Tier Grandfathered Stockholder, the greater of 15% or such percentage as is beneficially owned by each Amerindo Holder (as defined in the Rights Agreement) plus 1%, or more of the outstanding Common Shares (as defined in the Rights Agreement), or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or in the case of (x) a Grandfathered Stockholder other than a Second Tier Grandfathered Stockholder, 25%, or (y) a Second Tier Grandfathered Stockholder, such percentage as is beneficially owned by each Amerindo Holder plus 1%, or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a summary of the Rights attached thereto.



     By its terms, the Rights Agreement exempts the Merger as a transaction that could have otherwise triggered the distribution of Rights under the Rights Agreement. Similarly, neither Hyperion Software Corporation nor any of its affiliates, by virtue of its ownership or voting of the Company's Common Stock acquired pursuant to the Merger is defined as an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date or upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of a summary of the Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.


     The Rights are not exercisable until the Distribution Date. The Rights will expire on the tenth anniversary of the effective date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations, or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.


     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1,000 times the aggregate payment made per share of Common Stock. Each Preferred Share will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.


     Because of the nature of the Preferred Shares' dividend, liquidation, and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the Rights evidenced by the Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

     In the event that, at any time after there is an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     In the event that any person or group becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If the Company does not have a sufficient number of shares of Common Stock to satisfy such obligation to issue Common Stock, or if the Board of Directors so elects, the Company shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Arbor Common Stock issuable upon exercise of a Right; provided that, if the Company fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase Common Stock and (y) the date on which the Company's right to redeem the Rights expires, Arbor must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Arbor Common Stock (to the extent available) and cash equal in value to the difference between the value of the Common Stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of Common Stock to permit the issuance of Arbor Common Stock upon the exercise in full of the Rights.


     At any time after there is an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding shares of Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).


     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions that are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.


     At any time prior to the time any person or group becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.


     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person or group becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).


     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed. However, the Rights should not interfere with any tender offer or merger approved by the Company because the Rights may be redeemed by the Board of Directors at any time prior to such time as there is an Acquiring Person.

ANTITAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of Incorporation and Bylaws

     The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes, with each class serving a staggered three-year term. The classification of the Board of Directors has the effect of generally requiring at least two annual stockholder meetings instead of one to replace a majority of the members of the Board of Directors. The Certificate of Incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. In addition, the Company's Amended and Restated Bylaws will not permit the stockholders of the Company to call a special meeting of stockholders. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Effect of Certain Charter Provisions; Rights Plan; Certificate of Incorporation, Bylaws, and Delaware Law."

Delaware Antitakeover Statute

        The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

        As of September 30, 1998, the holders of 438,949 shares of Common Stock (assuming no exercise of options outstanding) (the "Registrable Securities") were entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between the Company and the holders of such Registrable Securities, if the Company proposed to register any of its securities under the Securities Act, either for its own account or, for certain such holders, for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, certain of such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its reasonable efforts to effect such registration. Further, certain such holders may require the Company to file additional registration statements on Form S-3. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock is Boston EquiServe, L.P.

                              PLAN OF DISTRIBUTION

        The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

        Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

        The Selling Stockholders will pay all commissions and other expenses associated with the sale of Shares by it. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                  LEGAL MATTERS


        The validity of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                     EXPERTS


The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Current Report on Form 8-K, dated August 24, 1998, except as they relate to Hyperion Software Corporation for the years ended June 30, 1997 and 1996, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Hyperion Software Corporation for the years ended June 30, 1997 and 1996, by Ernst & Young LLP, independent auditors, whose reports thereon appear therein. The consolidated financial statements of Arbor Software Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Arbor Software Corporation for the year ended March 31, 1998 (which financial statements and financial statement schedule have not been restated to give effect to the pooling of Arbor Software Corporation and Hyperion Software Corporation) have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears therein. The consolidated financial statements of Hyperion Software Corporation as of June 30, 1997 and 1996 and for the three years ended June 30, 1997, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K, dated May 25, 1998, as amended on June 25, 1998, have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears therein. Such financial statements have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, and Ernst & Young LLP, independent auditors, given on the authority of said firms as experts in auditing and accounting.

        PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The fees and expenses incurred by the Registrant in connection with the offering are payable by the Registrant and, other than filing fees, are estimated as follows:

         Securities and Exchange Commission Registration Fee.................. $   180
         Legal Fees and Expenses..............................................  25,000
         Accounting Fees and Expenses.........................................  10,000
         Miscellaneous........................................................  39,820
                                                                                ------
             Total............................................................ $75,000
                                                                                ======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        SubSection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        SubSection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

        The Registrant also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933, as amended.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Article IX of the Registrant's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM 16.  EXHIBITS.

        The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

        (a)  Exhibits

Exhibit
Number  Description
------  -----------
4.1+    Registration Rights Agreement dated July 31, 1998, by and among the
        Registrant and the Selling Stockholders

4.2     Specimen Common Stock Certificate(1)

5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1    Registration Rights Agreement (see exhibit 4.1)

23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2    Consent of Ernst & Young LLP, Independent Auditors

23.3    Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
        (included in the opinion filed as Exhibit 5.1)

24++    Power of Attorney

27.1    Financial Data Schedule(2)

                               -------------------
+ Incorporated by reference to such exhibit as filed in the Registrant's Form 8-K, dated July 31, 1998, filed with the Commission on August 10, 1998.
++   Previously filed.

(1) Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-4 filed with the Commission on June 18, 1998, as amended (Registration No. 333-57197).

(2) Incorporated by reference to such exhibit as filed in the Registrant's Form 10-K for the fiscal year ended March 31, 1998.


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, State of California, on the 10th day of November, 1998.

                                HYPERION SOLUTIONS CORPORATION

                                By:    /s/ John M. Dillon
                                       --------------------------------------
                                       John M. Dillon
                                       President and Chief Executive Officer





        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                         TITLE                      DATE

/s/ John M. Dillon               President, Chief Executive      November 10, 1998
--------------------------       Officer, and Director
John M. Dillon

/s/ Stephen V. Imbler            Senior Vice President and       November 10, 1998
--------------------------       Chief Financial Officer
Stephen V. Imbler

/s/ Harry S. Gruner              Director                        November 10, 1998
--------------------------
Harry S. Gruner

/s/ Aldo Papone                  Director                        November 10, 1998
--------------------------
Aldo Papone

/s/ James A. Perakis             Director and Chairman           November 10, 1998
--------------------------       of the Board
James A. Perakis

/s/ Mark W. Perry*               Director                        November 10, 1998
--------------------------
Mark W. Perry

/s/ Jeffrey R. Rodek *           Director                        November 10, 1998
--------------------------
Jeffrey R. Rodek

/s/ Gary G. Greenfield           Director                        November 10, 1998
--------------------------
Gary G. Greenfield

*By: /s/ John M. Dillon
--------------------------
John M. Dillon
(Attorney-in-Fact)


                                  EXHIBIT INDEX

Exhibit
Number  Description
------  -----------
4.1+    Registration Rights Agreement dated July 31, 1998, by and among the
        Registrant and the Selling Stockholders

4.2     Specimen Common Stock Certificate(1)

5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

10.1    Registration Rights Agreement (see exhibit 4.1)

23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2    Consent of Ernst & Young LLP, Independent Auditors

23.3    Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
        (included in the opinion filed as Exhibit 5.1)

24++    Power of Attorney

27.1    Financial Data Schedule(2)

                               -------------------

+ Incorporated by reference to such exhibit as filed in the Registrant's Form 8-K, dated July 31, 1998, filed with the Commission on August 10, 1998.

++   Previously filed.

(1) Incorporated by reference to such exhibit as filed in the Registrant's Registration Statement on Form S-4 filed with the Commission on June 18, 1998, as amended (Registration No. 333-57197).

(2) Incorporated by reference to such exhibit as filed in the Registrant's Form 10-K for the fiscal year ended March 31, 1998.